Exhibit 11
CYTRX CORPORATION
COMPUTATION OF NET LOSS PER SHARE


COMPUTATION OF LOSS PER SHARE - PRIMARY
                                 Three Month Period        Nine Month Period
                                 Ended September 30,       Ended September 30,
                                  1995         1994         1995         1994

Net loss                     ($1,952,208) ($1,940,112) ($8,670,321) ($5,435,609)

Average number of common
 shares outstanding           31,630,496   31,566,470   31,593,755   31,558,045
Common shares issuable
 assuming exercise of
 stock options and warrants(1)         0            0            0            0

Total shares                  31,630,496   31,566,470   31,593,755   31,558,045

Net loss per share                ($0.06)      ($0.06)      ($0.27)      ($0.17)



COMPUTATION OF LOSS PER SHARE - FULLY DILUTED

Net loss                     ($1,952,208) ($1,940,112) ($8,670,321) ($5,435,609)

Average number of common
 shares outstanding           31,630,496   31,566,470   31,593,755   31,558,045
Common shares issuable
 assuming exercise of
 stock options and warrants(1)          0            0            0            0

Total shares                  31,630,496   31,566,470   31,593,755   31,558,045

Net loss per share                ($0.06)      ($0.06)      ($0.27)      ($0.17)



(1) Stock options and warrants outstanding are excluded from the computation of net loss per share since their effect would be anti-dilutive.